Assignment and Assumption Agreement

This Assignment and Assumption Agreement (the "Agreement"), effective as of June 5, 2015 (the "Effective Date"), is by and between Eagle Mountain Ltd., a Belize corporation (the “Assignor”) and Eagle Mountain Corporation, a Delaware corporation (“Assignee” or the “Corporation”).

WHEREAS, Assignor has agreed to assign all of its rights, title and interests in, and Assignee has agreed to assume all of Assignor's duties and obligations including, but not limited to: (i) certain convertible debentures (“Debts”) in the aggregate principal amount of $1,327,017 as further set forth on Exhibit A hereto, which is incorporated by reference, and (ii) certain agreements to which the Assignor is a party and controlling ownership of Texas Shale Oil, Inc. (the “Assets”), as further set forth on Exhibit B hereto, which is incorporated by reference.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption.  Assignor hereby sells, assigns, grants, conveys and transfers to Assignee all of Assignor's rights and obligations related to the Assets and the Assignee hereby accepts such assignment and agrees to perform each and every obligation and covenant related to the Assets.  Assignor hereby sells, assigns, grants, conveys and transfers to the Assignee all the Debts and Assignee hereby accepts, assumes and agrees to pay, perform and discharge, fully and completely, as and when due, all of the Debts.

2. In consideration of assigning the Assets and the Debts, the Corporation shall issue to the Assignor (or its assignees) the following securities of the Corporation.

(a) 8,000,000 shares of Series B Convertible Preferred Stock;

(b) 2,050,000 shares of Series C Convertible Preferred Stock; and

(c) 100,000 shares of Series D Convertible Preferred Stock.

3. Representations and Warranties.  Each of the parties to this agreement represents and warrants that:

(a)  it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(d) it is in compliance with all applicable laws  relating to this Agreement, and the operation of its business;

(e) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable laws, including the rules and  regulations of all authorities having jurisdiction over the conduct of its business generally and to perform its obligations under this Agreement;

(f) this Agreement and performance hereunder does not violate any laws or agreements entered into by the parties hereto; and

(g) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of the parties hereto, enforceable in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

4. Indemnity.  Assignee agrees to indemnify and hold harmless Assignor from and  against all loss, cost, liability and expense arising out of or in connection with the Agreements after the date hereof. Assignor will indemnify and hold harmless the Corporation and, where applicable, its directors, officers, employees, agents, advisors, affiliates and shareholders, and each other person, if any, who controls any of the foregoing from and against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all fees, costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) (a “Loss”) arising out of or based upon any representation or warranty of the Assignor contained herein or in any document furnished by the Assignor to the Corporation in connection herewith being untrue in any material respect or any breach or failure by the Assignor to comply with any covenant or agreement made by the Assignor herein or therein.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.
EAGLE MOUNTAIN LTD
By: /s/Ehud Amir Name: Ehud Amir Title: CEO

EAGLE MOUNTAIN CORPORATION
By: /s/ Ronald Cormick Name: Ronald Cormick Title: CEO

EXHIBIT A
List of Assets

1. A Consultancy Agreement, dated April 18, 2015, pursuant to which the Assignor will provide consulting services with respect to the strategic partners, prospective user, as well as potential financiers and investors for a trans-oil pipeline project.

2. A Memorandum of Understanding pursuant to which the parties agree to have a strategic cooperation regarding an integrated energy project.

3. A Letter of Intent to purchase and refurbish a refinery, dated February 26, 2015, by and between the Assignor and a petroleum company.

4. Controlling ownership of Texas Shale Oil, Inc., the owner of intellectual property covering several thousand square miles of prospective oil and gas acreage in Texas and Louisiana, including geophysical, geological, engineering and geochemical data sets, an acreage position is currently being acquired on key areas.

Exhibit B
List of Debts

1.	Convertible Debenture in the amount of $700,000 issued to Mr. Amos Maymon on August 15, 2014

2.	Convertible Debenture in the amount of $200,000 issued to Kesseff Investment Ltd on November 10, 2014

3.	Convertible Debenture in the amount of $200,000 issued to Mrs. Patricia Cohen on February 3, 2015

4.	Convertible Debenture in the amount of $117,017 issued to Arthur Mayer-Sommer on March 31, 2015

5.	Convertible Debenture in the amount of $110,000 issued to Arthur Mayer-Sommer on December 16, 2014.